UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  April 27, 2007

FIRST NIAGARA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-1556195

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6950 South Transit Road, P.O. Box 514, Lockport, NY	14095-0514

(Address of Principal Executive Offices)	(Zip Code)

(716) 625-7500
(Registrant’s telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2007, First Niagara Financial Group, Inc. (the “Company”), the holding company for First Niagara Bank (the “Bank”), issued a press release announcing that its Board of Directors named Frank J. Polino, age 47, as Interim Executive Vice President, Consumer Banking following the departure of Michael Giaquinto who served as Executive Vice President, Consumer Banking since June 2004. A copy of the press release is filed as exhibit 99.1 to this report.

A member of the Company’s Management Committee, Mr. Polino joined First Niagara in 1999 and currently serves as Executive Vice President and Chief Information Officer responsible for corporate technology and operations functions. Mr. Polino is employed pursuant to the terms of a change in control agreement, the material terms of which are disclosed in the Company’s proxy statement dated March 30, 2007. The change in control agreement has not been modified or amended as a result of his appointment as Interim Executive Vice President, Consumer Banking. There are no transactions between the Company and Mr. Polino that are required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K.

Pursuant to the terms of the Company’s executive severance policy, the material terms of which are disclosed in the Company’s proxy statement dated March 30, 2007, Mr. Giaquinto is entitled to a cash payment of $379,500 (which includes base salary for twelve months and targeted bonus), as well as, outplacement services in an amount not to exceed $10,000. In addition, Mr. Giaquinto will continue his medical coverage for a period of twelve months. Finally, all options and restricted stock awards that do not vest within 30 days of separation are forfeited.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST NIAGARA FINANCIAL GROUP, INC.

DATE: April 27, 2007	By:	/s/ Michael W. Harrington

Michael W. Harrington
Chief Financial Officer
(Duly authorized representative)